                                                            EXHIBIT 99.1


                                    NEWS RELEASE

                           TODHUNTER INTERNATIONAL, INC.
                              WEST PALM BEACH, FLORIDA

                                  AUGUST 25, 1998




     A. Kenneth Pincourt, Jr., Chairman and Chief Executive Officer of Todhunter International, Inc. (THT, AMEX), announced today that a settlement has been reached with the former shareholders of Blair Importers, Ltd., a company acquired by Todhunter in August 1994, and other parties. The settlement includes the termination of all litigation relating to the acquisition, except that against Ernest D. Loewenwarter & Co. Mr. Pincourt stated that after an investigation of the facts and circumstances associated with the purchase of Blair Importers, Ltd., Todhunter concluded that it did not appear likely that the Company would prevail in its claims against the former shareholders of Blair. The settlement will not have a material adverse effect on the Company's results of operations.


Contact: A. Kenneth Pincourt, Jr., Chairman and Chief Executive Officer William J. Viggiano, Assistant Controller

Telephone No.:  (561) 655-8977